PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Average Daily Sales Volumes (a):
Oil (Bbls)	185,495	146,884	184,015	146,255
Natural gas liquids ("NGL") (Bbls)	64,473	53,268	65,324	50,066
Gas (Mcf)	466,414	353,612	422,880	346,149
Total (BOEs)	327,704	259,087	319,819	254,012

Average Prices (a):
Oil (per Bbl)	$61.20	$45.00	$61.42	$47.01
NGL (per Bbl)	$28.83	$16.91	$28.28	$18.03
Gas (per Mcf)	$1.97	$2.62	$2.25	$2.70
Total (per BOE)	$43.12	$32.56	$44.08	$34.31

	Three Months Ended June 30, 2018
	Permian Horizontals	Permian Verticals	Eagle Ford	Other Assets	Total
	($ per BOE)
Margin Data:
Average prices	$45.73	$44.91	$35.18	$23.78	$43.12
Production costs	(4.68)	(23.83)	(11.83)	(13.43)	(8.15)
Production and ad valorem taxes	(2.52)	(2.55)	(1.58)	(1.14)	(2.35)
	$38.53	$18.53	$21.77	$9.21	$32.62
Percent Oil	63%	61%	34%	14%	57%
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(a)
On January 1, 2018, the Company adopted ASC 606, "Revenue from Contracts with Customers." Changes in oil and gas revenue, gas production volumes and oil and gas production costs are due to the conclusion under the control model in the new revenue rule that the third-party processor or transporter is only providing gas processing or transportation services, and that the Company remains the principal owner of the commodity until sold to the ultimate purchaser. Results for the three and six months ended June 30, 2018 are presented in accordance with the new rule, while results for the three and six months ended June 30, 2017 continue to be reported in accordance with historical accounting rules.